                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                               E'TOWN CORPORATION
                (Name of Registrant as Specified In Its Charter)


             (Name of Person(s) Filing Proxy Statement if other than
                                 the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

                                 [COMPANY LOGO]

                               E'TOWN CORPORATION

                     600 SOUTH AVENUE, WESTFIELD, N.J. 07090

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1999

                                 ---------------

To the Stockholders of E'town Corporation,

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of E'town Corporation will be held at the Canal Road Water Treatment Plant, 701 Randolph Road, Somerset, New Jersey 08876, on Thursday, May 20, 1999, at 10:00 A.M. for the following purposes:

     1. To elect four members to the Board of Directors for terms to expire at the 2002 Annual Meeting of Stockholders.

     2. To ratify, confirm and approve the act of the Board of Directors, on February 18, 1999, appointing Deloitte & Touche LLP, Parsippany, New Jersey, as the auditors for E'town and its subsidiaries for the year 1999.

     3. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

     Action will be taken at the meeting for the election of Thomas J. Cawley, Anthony S. Cicatiello, John Kean and Chester A. Ring, 3rd as Directors for terms of three years.

     The close of business on March 22, 1999, has been fixed as the time for the determination of the stockholders entitled to vote at the meeting, or any adjournments thereof, and only stockholders of record at such time will be entitled to vote at the meeting, or at any adjournments thereof.

     You are urged to sign, date and return the enclosed proxy promptly, using the envelope enclosed for your convenience. You may revoke your proxy at any time prior to the meeting and vote in person at the meeting.

                                          By Order of the Board of Directors,



                                                 Walter M. Braswell
                                                      Secretary


Westfield, New Jersey
March 31, 1999

                               E'TOWN CORPORATION

                     600 SOUTH AVENUE, WESTFIELD, N.J. 07090


March 31, 1999

                                 PROXY STATEMENT

     The following statement is furnished in connection with the solicitation by the Board of Directors of E'town Corporation ("E'town" or the "Corporation") of proxies to be used at the Annual Meeting of the holders of the Common Stock of the Corporation, to be held May 20, 1999, at the hour and place set forth in the Notice of Annual Meeting accompanying this Proxy Statement. This Proxy Statement and the accompanying proxy were first sent to stockholders on March 31, 1999.

                         PERSONS MAKING THE SOLICITATION

     This solicitation is made on behalf of the Board of Directors of the Corporation. The cost of soliciting these proxies will be borne by the Corporation. In addition to solicitation by mail, the Corporation may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and may reimburse them for their expenses in so doing. The initial solicitation will be by mail. Later solicitations may be by mail, telephone, telefax, or personal call by Directors, officers and regular employees of the Corporation. The Corporation has retained Georgeson & Company ("Georgeson") to assist in the solicitation pursuant to which Georgeson will be paid a fee of $5,500.00 plus expenses.

                     VOTING SECURITIES AND OWNERSHIP THEREOF
                   BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of March 22, 1999, there were outstanding 8,506,886 shares of the Corporation's Common Stock, the only capital stock entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. As stated in the Notice of Annual Meeting, only holders of record of the Common Stock at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

     Under current rules of the Securities and Exchange Commission (the "SEC"), a person who directly or indirectly has or shares voting power and/or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the vote of shares, and investment power is the power to dispose of or direct the disposition of shares.

     The following information pertains to the Common Stock of the Corporation that, to the knowledge of the Corporation, is beneficially owned, directly or indirectly, individually and as a group, by all Directors (including nominees) and Executive Officers of the Corporation and its subsidiaries, Elizabethtown Water Company ("Elizabethtown") and E'town Properties, Inc. ("Properties"), as of March 22, 1999.


TITLE OF CLASS   NAME OF BENEFICIAL OWNER                                   NO. OF SHARES (1)   PERCENT OF CLASS
--------------   ------------------------                                   -----------------   ----------------
Common Stock     Gail P. Brady ...........................................         5,843             0.07
                 Walter M. Braswell ......................................         9,796             0.12
                 Thomas J. Cawley ........................................        10,948             0.13
                 Andrew M. Chapman .......................................        28,532 (2)         0.34
                 Anthony S. Cicatiello ...................................         1,283             0.02
                 Edward A. Clerico .......................................       130,420             1.53
                 Anne Evans Estabrook ....................................        86,463 (3)         1.02
                 James W. Hughes .........................................         1,433             0.02
                 John Kean ...............................................       189,631 (4)         2.23
                 Robert W. Kean, Jr. .....................................       216,790 (5)         2.55
                 Robert W. Kean, III .....................................         1,238             0.02
                 Barry T. Parker .........................................         3,216             0.04
                 Hugo M. Pfaltz ..........................................        10,101 (6)         0.12
                 Chester A. Ring, 3rd ....................................        17,802             0.21
                 Joan Verplanck ..........................................         1,046             0.01
                 Norbert Wagner ..........................................        21,892 (7)         0.26
                 Directors and Officers as a group .......................       784,543             9.22

---------

(1) Includes shares held under the Elizabethtown Savings and Investment Plan-401 (k) (the "401 (k) Plan") for the Executive Officers and those directors who retired as Executive Officers.

(2) Includes 21,300 shares subject to options which were granted to A.M. Chapman and are presently exercisable under the Corporation's 1987 Stock Option Plan.

(3) Includes 32,500 shares subject to options which were granted to A.E. Estabrook and are presently exercisable under the Corporation's 1987 Stock Option Plan.

(4) Includes 119,532 shares held under two trusts for which J. Kean is a co-trustee and J. Kean shares voting and investment power with respect to these shares.

(5) Includes 197,567 shares held under a trust for which R.W. Kean, Jr. is a co-trustee and R.W. Kean, Jr. shares voting and investment power with respect to these shares.

(6) Includes 1,250 shares of Common Stock issuable upon conversion of debentures held by a partnership of which H.M. Pfaltz is a general partner.

(7) Includes 8,000 shares subject to options which were granted to N. Wagner and are presently exercisable under the Corporation's 1987 Stock Option Plan.

                            I. ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS

     The Board of Directors is divided into three classes of directorships, with Directors in each class serving staggered three-year terms. At each Annual Meeting of Stockholders, the terms of Directors in one of the three classes expire and their successors are elected to serve terms expiring at the third Annual Meeting of Stockholders thereafter. Accordingly, of the current Directors, four are in the class whose term expires at the 1999 Annual Meeting of Stockholders, three are in the class whose term expires at the 2000 Annual Meeting of Stockholders and four are in the class whose term expires at the 2001 Annual Meeting of Stockholders.

     Every stockholder entitled to vote shall have the right to vote the number of shares owned by him or her for as many candidates for election as there are Directors to be elected. Directors shall be elected by a plurality of the votes cast at the election. With respect to election of Directors, the approval of auditors and any other matter submitted to a vote of stockholders, votes shall be counted by designated agents and tabulated by inspectors, with abstentions and non-votes, including broker non-votes, treated as votes not cast.

     It is intended that the shares of Common Stock represented by the accompanying proxy will be voted at the 1999 Annual Meeting of Stockholders for the election of nominees THOMAS J. CAWLEY, ANTHONY S. CICATIELLO, JOHN KEAN and CHESTER A. RING, 3RD., who have been designated by the Board of Directors as the four nominees who, if elected, shall serve as Directors in the class whose terms expires at the 2002 Annual Meeting of Stockholders. All nominees are currently Directors of the Corporation. While it is not anticipated that any of the nominees will be unable to serve, if any such nominee is not a candidate for election as a Director at the 1999 Annual Meeting of Stockholders, the proxy will be voted in favor of such other person or persons in lieu thereof as the present Board of Directors shall determine unless the proxy withholds authority to vote for all nominees.

The following information relates to the nominees named herein and the other Directors whose terms will continue after the 1999 Annual Meeting of Stockholders. There are currently twelve Directors on the Corporation's Board of Directors. Mr. Edward Clerico, a Director who was appointed by the Board in July 1998, is not a nominee for reelection. After the Annual Meeting of Stockholders, there will be eleven Directors on the Corporation's Board of Directors.


NOMINEES:
---------

NAME, AGE AND OTHER POSITIONS                PERIOD SERVED AS DIRECTOR,
IF ANY, WITH REGISTRANT                      BUSINESS EXPERIENCE DURING PAST 5 YEARS                                TERM TO EXPIRE
-----------------------                      ---------------------------------------                                --------------
THOMAS J. CAWLEY, 68                         Served as Director of the Corporation and Elizabethtown since August         2002
Member of Corporate Planning and             1992, and Properties since July 1987. He was Vice President,
Elizabethtown's Pension                      Elizabethtown until his retirement in December 1996. From August
Investment Committees                        1992 to January 1996 he served as President of Elizabethtown. He joined Elizabethtown in 1969 and served in a variety ofoperating positions until elected President in 1992.

ANTHONY S. CICATIELLO, 51                    Served as a Director of the Corporation, Elizabethtown and                   2002
Member of Corporate Planning and Executive   Properties since May 1996. He is the Chairman of CN Communications
Compensation and Stock Options Committees    International, Inc., a public relations and advertising firm.


NOMINEES:
---------

NAME, AGE AND OTHER POSITIONS                PERIOD SERVED AS DIRECTOR,
IF ANY, WITH REGISTRANT                      BUSINESS EXPERIENCE DURING PAST 5 YEARS                                TERM TO EXPIRE
-----------------------                      ---------------------------------------                                --------------
JOHN KEAN, 69                                Served as Director of the Corporation since March 1985 and                   2002
Member of Corporate Planning                 Elizabethtown since 1957. He is Chairman of the Board and a Director
and Executive  Compensation and              of NUI Corporation. He was President and Chief Executive Officer of
Stock Options Committees                     NUI Corporation until his retirement in April 1995, and
                                             until October 1994, Chairman of the Board and Director of
                                             Elizabethtown Gas Company, which was previously a subsidiary of NUI
                                             Corporation. He is also an Honorary President of the International
                                             Gas Union.

CHESTER A. RING, 3rd, 71                     Served as Director of Elizabethtown since December 1982 and the              2002
Member of Audit and Elizabethtown's          Corporation since June 1987. Effective August 1, 1992, he retired as
Pension Investment Committees                President of Elizabethtown.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF ALL THESE NOMINEES.

OTHER DIRECTORS:
----------------

NAME, AGE AND OTHER POSITIONS                PERIOD SERVED AS DIRECTOR,
IF ANY, WITH REGISTRANT                      BUSINESS EXPERIENCE DURING PAST 5 YEARS                                TERM EXPIRES
-----------------------                      ---------------------------------------                                ------------
ANDREW M. CHAPMAN, 43                        Served as Director of the Corporation and Elizabethtown since May          2001
President, E'town Corporation,               1995 and as Director of Properties since May 1997. Served as
President, Elizabethtown Water ,             President of the Corporation since May 1997. Served as Chief
Company, President                           Financial Officer of the Corporation from August 1989 until May 1997
E'town Properties, Inc.                      and Treasurer of the Corporation from November
                                             1990 until May 1997. He was elected President of
                                             Elizabethtown in January1996. He served as Executive
                                             Vice President of Elizabethtown from May 1994
                                             to December 1995, Senior Vice President of Elizabethtown
                                             from April 1993 to May 1994, Chief Financial Officer of
                                             Elizabethtown from November 1990 to December 1995, and
                                             Treasurer of Elizabethtown from August 1989 to May 1994.
                                             He is a member of the Regional Advisory Board of
                                             PNC Bank, N.A., New Jersey and is a member of the Board
                                             of Directors of the Damon G. Douglas Company, a general
                                             construction company.

OTHER DIRECTORS:
----------------

NAME, AGE AND OTHER POSITIONS                PERIOD SERVED AS DIRECTOR,
IF ANY, WITH REGISTRANT                      BUSINESS EXPERIENCE DURING PAST 5 YEARS                                TERM EXPIRES
-----------------------                      ---------------------------------------                                ------------
ANNE EVANS ESTABROOK, 54                     Served as Director of the Corporation since March 1985,                    2001
Chairman of the Board,                       Elizabethtown since December 1982 and Properties since July 1987.
E'town Corporation and                       She served as Chairman of the Board of the Corporation since May
Elizabethtown Water Company                  1997, as Vice President of the Corporation from September 1987 to
                                             May 1997 and as Chairman of the Board of Elizabethtown since May 1997.
                                             She has been the owner of Elberon Development Co. (a real estate holding company) since 1984 and is President of David O. Evans, Inc. (a construction management company). She is a Director of Summit Bancorp and its subsidiary, Summit Bank. She is a Public Member of theGoverning
                                             Board, New Jersey Economic Development Authority. She is a trustee of Cornell University.

JAMES W. HUGHES, 55                          Served as Director of the Corporation and Elizabethtown since May          2000
Member of Audit and Corporate                1997. Since 1995 he has been Dean of the Edward J. Bloustein School
Planning Committees                          of Planning and Public Policy at Rutgers University. He has been the
                                             Director of the Rutgers Regional Report since 1988, and has been a member of the Rutgers University Faculty since 1971.

ROBERT W. KEAN, III, 51                      Served as Director of the Corporation since May 1989 and Director          2001
Executive Vice President, E'town and         Executive Vice President of Properties since July 1987. Served
Properties,  Inc., Vice President,           Corporation as Vice President of the Corporation since May 1997.
E'town  Member of Elizabethtown's
Pension Investment Committee

BARRY T. PARKER, 66                          Served as Director of Elizabethtown since January 1983 and the             2001
Parker, Member of Audit,                     Corporation since 1991. He is of counsel to the law firm of
Executive Compensation                       and McCay & Criscuolo, P.C. since December 1997, where he had been a
and Stock Options                            partner since 1967.
and Corporate Planning
Committees

HUGH M. PFALTZ, 67                           Served as Director of Elizabethtown since October 1980, the                2000
Member of Executive Compensation and Stock   Corporation since June 1987 and Properties from July 1987 until May
Options and Elizabethtown's Pension 1996.    He has been a principal of the law firm of Pfaltz & Woller,
Investment Committees                        P.A. since 1976.

JOAN VERPLANCK, 52                           Served as Director of the Corporation since May 1997. Since December       2000
Member of Audit and Elizabethtown's          1994 she has been President of the New Jersey Chamber of Commerce.
Pension Investment Committees                For eight years prior to that she served as President of the Morris
                                             County Chamber of Commerce.

     Family Relationships. Robert W. Kean, Jr., (Director Emeritus) is a cousin of John Kean, Director and father of Robert W. Kean, III, Director.

     Certain Transactions. Utility Billing Services, Inc., a subsidiary of NUI Corporation, of which John Kean is Chairman of the Board and a Director, provides data processing and related services to Elizabethtown and other subsidiaries of the Corporation. Certain of these services rendered to Elizabethtown are pursuant to a contract which expires December 31, 2000. The charges for all services totaled $928,061 for the year ended December 31, 1998.

     Elizabethtown had a line of credit with Summit Bank, of which Anne Evans Estabrook is a Director, in the amount of $10 million, which expired on June 30, 1998. Effective November 1998, E'town has a line of credit with Summit Bank in the amount of $10 million. At December 31, 1998, E'town had $2.5 million in outstanding loans from Summit Bank. Interest charges paid to Summit Bank under both lines of credit totaled $71,871 during 1998. Summit Bank also serves as bond trustee for Elizabethtown for which it was paid fees of $22,000 in 1998.

     Elizabethtown has a line of credit with PNC Bank, N.A., New Jersey in the amount of $30 million. Andrew M. Chapman serves on the Regional Advisory Board of this bank. At December 31, 1998, there were $21 million in outstanding loans from PNC Bank. Interest charges paid to PNC Bank totaled $607,084 during 1998. PNC Bank also serves as trustee and recordkeeper for Elizabethtown's benefit plans for which it was paid fees of $56,117 in 1998.

     The law firm of Parker, McCay & Criscuolo, P.C., of which Barry T. Parker was a partner and is now of counsel, provided legal services to the Corporation and its subsidiaries which resulted in $74,278 in legal fees being paid to the firm in 1998.

     The law firm of Lindabury, McCormick & Estabrook, of which the husband of Anne Evans Estabrook is of counsel, provided legal services to the Corporation and its subsidiaries that resulted in $135,705 in legal fees being paid to the firm in 1998.

     Edward Clerico, a current Director, owns land and buildings leased by a subsidiary of E'town. From the period of June 12, 1998 (when this subsidiary was acquired by E'town) through December 31, 1998, Mr. Clerico received total payments of $86,406 under this lease.

     It is the opinion of management that the amounts charged for these services were as favorable as those that would be charged for such services by comparable unaffiliated sources. Management periodically reviews the terms of these arrangements to ensure that the costs for these services are comparable to those that would be charged in the general market.

     Meetings and Committees. The Board of Directors of the Corporation held 13 meetings in 1998, with an attendance record by Directors of 96%. There are four committees of the Board of Directors. Unless otherwise indicated, these committees perform the indicated functions for both the Corporation and Elizabethtown.

     The Audit Committee, which met three times in 1998, reviews the scope of the annual audit by the Corporation's independent auditors, receives and reviews the auditors' annual report, annually recommends to the Board of Directors the appointment of independent auditors, subject to approval by the stockholders, and oversees the activities of Elizabethtown's internal auditor. The Audit Committee was composed in 1998 of Chester A. Ring, 3rd, Chairman, James W. Hughes, Barry T. Parker and Joan Verplanck.

     The Corporate Planning Committee, which met five times in 1998, reviews and makes recommendations to the Board of Directors regarding the Corporation's current and long-range strategic plans and objectives, and any other matters that may be assigned by the Board of Directors to the Committee. The

Committee was composed in 1998 of Anthony S. Cicatiello, Chairman, Thomas J. Cawley, James W. Hughes, John Kean and Barry T. Parker.

     The Executive Compensation and Stock Options Committee, which met four times in 1998, reviews and recommends to the Board of Directors salaries and bonuses as well as awards under incentive programs for officers of the Corporation and its subsidiaries. During 1998, it was composed of Barry T. Parker, Chairman, Anthony S. Cicatiello, John Kean and Hugo M. Pfaltz.

     The Pension Investment Committee of Elizabethtown meets with the Investment Managers for Elizabethtown's Employees' Retirement Plan Fund to review investment policies and determine recommended investment objectives for the Fund. The Committee also reviews the investment performance of participants' investment options for the 401(k) Plan and the investment performance for the trust funds for postretirement benefits. The Committee met three times in 1998 and was composed of Hugo M. Pfaltz, Chairman, Thomas J. Cawley, Robert W. Kean, III, Chester A. Ring, 3rd, and Joan Verplanck.

     Executive Management Committee. The Boards of Directors of the Corporation and Elizabethtown have established a joint Executive Management Committee to review general policy and planning matters and make recommendations to the Boards of Directors as to policy decisions. This Committee also serves as the nominations committee for the Board of Directors of the Corporation. This Committee, which usually meets semi-monthly, was composed in 1998 of Robert W. Kean, Jr. (Director Emeritus), Chairman, Andrew M. Chapman, Anne Evans Estabrook and Norbert Wagner. Robert W. Kean, Jr. has served as Chairman of the Executive Management Committee in an advisory, non-voting capacity, subject to annual renewal by the Board of Directors.

     Directors' Fees. Directors of the Corporation who are not officers are paid by Elizabethtown an annual retainer of $15,000 which is paid in E'town Corporation common stock, and a fee of $600 for each meeting of the Board of Directors of Elizabethtown which they attend. Such Directors also receive the per-meeting attendance fee for each meeting of the Board of the Corporation held on a day when there is not also a meeting of the Board of Elizabethtown. Properties Directors receive a $1,000 annual retainer and a fee of $600 for a Board Meeting held on days not coincident with Board meetings of Elizabethtown. Directors who are officers of the Corporation are paid a fee of $300 for each Board meeting of Elizabethtown they attend.

     Effective May 1997, Robert W. Kean, Jr. was appointed Chairman of the Board
- Emeritus and Director Emeritus and Brendan T. Byrne and Henry S. Patterson, II were appointed Directors Emeriti. For the two year period after their appointment, Directors Emeriti receive the per-meeting Directors' fee for each Board meeting which they attend.

     Members of committees who are not officers of the Corporation are paid a fee of $400 for participation at committee meetings on the same day as board meetings and a fee of $600 for committee meetings held on days other than board meetings. No fees are paid to members of the Executive Management Committee for attendance at meetings of that committee.

     The Corporation and Elizabethtown have consulting agreements with Robert W. Kean, Jr. whereby he serves as Chairman Emeritus of the Boards of both companies and Chairman of the Executive Management Committee as described above, and renders such other consulting services as the Chairman may reasonably request. Robert W. Kean, Jr. was paid $75,000 in consulting fees in 1998 in addition to his pension.

     A Director cannot stand for re-election after his or her 72nd birthday. A retired Director with 10 or more years' service on the Board of Directors (of the Corporation or Elizabethtown) becomes eligible at age 72 to receive a pension for life equal to the annual retainer in effect at the date the Director becomes eligible for the pension. A retired Director with 5 to 9 years of service will receive a pension equal to the annual retainer in effect at the date the Director becomes eligible to receive the pension, payable for the same number of years that the Director served on the Board.

BOARD OF DIRECTORS' COMPENSATION AND STOCK OPTIONS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     E'town's Executive Compensation and Stock Options Committee (the "Compensation Committee") consists of four Directors: Barry T. Parker, Chairman, Anthony S. Cicatiello, John Kean and Hugo M. Pfaltz.

     The Compensation Committee reviews and recommends to Elizabethtown's Board of Directors the salaries and benefits for each of the officers of Elizabethtown, including each executive officer named in the Summary Compensation Table.

     The Compensation Committee designs its executive compensation program to enable E'town and Elizabethtown to attract, motivate and retain the caliber of executives required to effectively attain E'town's and Elizabethtown's objectives.

     The Compensation Committee administers executive compensation to ensure that the compensation remains competitive with levels paid to comparable positions in comparably-sized companies in three groups: water utilities, other utilities and general industry. The select group of water utilities used for comparative purposes includes those set forth in Note 2 to the performance graph entitled, "Comparison of Five-Year Cumulative Total Return vs. S&P 500 and Peer Group of Water Utilities."

     E'town's compensation program consists of (a) salaries which form the foundation of each officer's compensation and (b) incentive awards which are linked to earnings goals of the Corporation and specific objectives for each officer. The Compensation Committee can also make restricted stock grants and recommend the granting of stock options. Stock options and restricted stock grants are used primarily to retain and motivate officers to improve the long-term stock market performance of E'town.

     The Compensation Committee positions salary levels at the median of the comparative group, and annually evaluates the continued competitiveness of these levels. The Compensation Committee adjusts salaries through annual merit increases. Such changes are sufficiently variable that above-average performance is adequately rewarded and below average performance, if it occurs, is not rewarded.

     To strengthen the link between employee performance and compensation, the Compensation Committee instituted an incentive awards program. All officers of Elizabethtown (except the Chairman) participate in this program and the President administers a similar program for all Elizabethtown employees who do not receive overtime. Under this program, the Compensation Committee sets a target incentive award for each participant, which is expressed as a percent of base salary. Approximately one third of a participant's award is tied to financial performance and the balance is based on goals specific to each participant. See Summary Compensation Table for the awards made in 1997 and 1998 under this program to the individuals listed in the table.

     Further, the Compensation Committee evaluates the relationship between the compensation of the principal executive officers of the company and company performance for the last completed fiscal year. In 1998 the company exceeded its earnings target and other corporate financial goals.

     Anne Evans Estabrook is Chairman of the Board of E'town and Elizabethtown. Mrs. Estabrook serves on a part-time basis and manages all Board activities and provides overall input regarding strategic development and implementation. Mrs. Estabrook is compensated for services rendered as Chairman through a salary set annually by the Boards. Mrs. Estabrook's annual compensation effective as of April 1998 was $150,000, payable in cash and restricted stock. The Compensation Committee believes that this level of compensation is appropriate given Mrs. Estabrook's ongoing substantial contributions to the Corporation.

     Andrew M. Chapman is the President of E'town and Elizabethtown and is the senior full-time executive at the two companies. Mr. Chapman's salary effective as of April 1998 was $230,000, paid in a combination of cash and restricted stock. The Compensation Committee believes that this level of compensation is appropriate given the performance of the companies.


                                           The Executive Compensation and
                                           Stock Options Committee

                                           Barry T. Parker, Chairman
                                           Anthony S. Cicatiello
                                           John Kean
                                           Hugo M. Pfaltz

The following performance graph illustrates the cumulative total return to stockholders from the beginning of 1993 to the end of 1998 in comparison to the Standard & Poor's ("S&P") 500 and a selected peer group of water utilities ("Water Utilities") identified in Note 2 below. This peer group is included in the statistical survey used by the Compensation Committee for comparative purposes.



                            Water
            E'town        Utilities       S&P 500
            ------        ---------       -------
1993        10,000         10,000         10,000
1994        9,014          10,734         10,132
1995        11,082         13,620         13,936
1996        12,479         16,351         17,135
1997        16,864         22,330         22,849
1998        20,918         28,248         29,379


(1) Assume $10,000 invested December 31, 1993 in E'town Corporation Common Stock, S&P 500 and Water Utilities. All dividends are assumed to be reinvested over the five year period. Total returns for each Water Utility were determined in accordance with SEC regulations (i.e., weighted according to each such issuer's stock market capitalization).

(2) Water Utilities: American States, American Water Works, Aquarion, California Water Service, Connecticut Water Service, Consumers Water, Dominguez Services, E'town Corp., Middlesex Water, Philadelphia Suburban, SJW Corp., Southwest Water, United Water Resources.

                               E'TOWN CORPORATION

                           SUMMARY COMPENSATION TABLE


     The following table provides certain summary information concerning the compensation for the past three years of the Chairman of the Board and each of the other four most highly compensated executive officers of the Corporation (the "named executive officers").


                                                             -----------------------------------------

                                                                       Annual Compensation
------------------------------------------------------------------------------------------------------
                                                                 Salary                      Other
                                                  Fiscal          ($)                       Annual
           Name & Principal Position                Year       (1) & (2)      Bonus ($)   Compensation
------------------------------------------------------------------------------------------------------
Anne Evans Estabrook
Chairman of the Board,                            1998         $  118,512       $0           $0
E'town Corporation and                            1997             84,262       $0           $0
Elizabethtown Water Company                       1996             63,800       $0           $0
------------------------------------------------------------------------------------------------------
Andrew M. Chapman                                 1998         $  214,596       $0           $0
President, E'town Corporation and                 1997            199,354       $0           $0
Elizabethtown Water Company                       1996            185,508       $0           $0
------------------------------------------------------------------------------------------------------
Norbert Wagner                                    1998         $  145,024       $0           $0
Senior Vice President,                            1997            135,774       $0           $0
Elizabethtown Water Company                       1996            128,427       $0           $0
------------------------------------------------------------------------------------------------------
Gail P. Brady
Treasurer, E'town Corporation
Senior Vice President, Chief Financial            1998         $  129,443       $0           $0
Officer and Treasurer,                            1997            120,239       $0           $0
Elizabethtown Water Company                       1996            114,497       $0           $0
------------------------------------------------------------------------------------------------------
Walter M. Braswell
Secretary, E'town Corporation                     1998         $  127,123       $0           $0
Vice President - General Counsel and              1997            121,230       $0           $0
Secretary, Elizabethtown Water Company            1996            117,308       $0           $0
------------------------------------------------------------------------------------------------------

                                                 ------------------------------------------------------
                                                   Long-Term Compensation
                                                           Awards
-------------------------------------------------------------------------------------------------------
                                                      Restricted   Securities
                                                     Stock Awards  Underlying
           Name & Principal Position                     (3)        Options     All Other Compensation
-------------------------------------------------------------------------------------------------------
Anne Evans Estabrook
Chairman of the Board,                             $   30,000                   $   5,082      (4)(5)
E'town Corporation and                                 24,999       25,000          3,780      (4)(5)
Elizabethtown Water Company                                 0                       1,836      (4)(5)
-------------------------------------------------------------------------------------------------------
Andrew M. Chapman                                  $   69,989                   $   7,344      (4)(5)
President, E'town Corporation and                      20,953                       6,876      (4)(5)
Elizabethtown Water Company                                 0                      34,422     (4)(5)(6)
-------------------------------------------------------------------------------------------------------
Norbert Wagner                                     $   10,334                   $   6,329      (4)(5)
Senior Vice President,                                  8,997                       5,794      (4)(5)
Elizabethtown Water Company                                 0                       5,604      (4)(5)
-------------------------------------------------------------------------------------------------------
Gail P. Brady
Treasurer, E'town Corporation
Senior Vice President, Chief Financial             $    8,779                   $   5,854      (4)(5)
Officer and Treasurer,                                  5,978                       5,452      (4)(5)
Elizabethtown Water Company                                 0                      11,935     (4)(5)(6)
-------------------------------------------------------------------------------------------------------
Walter M. Braswell
Secretary, E'town Corporation                      $    7,085                   $   5,880      (4)(5)
Vice President - General Counsel and                    6,984                       5,479      (4)(5)
Secretary, Elizabethtown Water Company                      0                      16,606     (4)(5)(6)
-------------------------------------------------------------------------------------------------------

(1) All salaries are paid by Elizabethtown, the Corporation's principal subsidiary. Salaries are reallocated to the Corporation, as appropriate.

(2) Includes pretax contributions to the 401 (k) Plan. Also includes Director's fees for 1998, 1997 and 1996, respectively, as follows: A.E. Estabrook $3,900, $8,650, $21,650 and A.M. Chapman $3,600, $3,300, $3,300.

(3) Represents the value as of grant date of restricted stock awards granted in 1998 under the E'town Corporation 1990 Performance Stock Program. The number of shares of restricted stock awarded to executive officers during 1998 and the value of such restricted stock based on the closing price of Common Stock, of $47.375, as reported on the New York Stock Exchange on December 31, 1998 is as follows: A.E. Estabrook 868 shares, $41,122; A.M. Chapman 2,025 shares, $95,934; N. Wagner 299 shares, $14,165; G.P. Brady 254 shares, $12,033 and W.M. Braswell 205 shares, $9,712.

(4) Includes 401(k) Plan matching contributions by Elizabethtown for 1998, 1997 and 1996, respectively, as follows: A.E. Estabrook $3,738, $2,952, $1,512; A.M. Chapman $6,000, $5,700, $5,700; N. Wagner $5,215, $4,882, $4,618; G.P.
     Brady $4,510, $4,276, $4,280 and W.M. Braswell $4,536, $4,303, $4,218.

(5) Includes premiums for life insurance by Elizabethtown for 1998, 1997 and 1996, respectively, as follows: A.E. Estabrook $1,344, $828, $324; A.M. Chapman $1,344, $1,176, $1,344; N. Wagner $1,114, $912, $986; G.P. Brady
     $1,344, $1,176, $1,344 and W.M. Braswell $1,344, $1,176, $1,344.

(6) Includes premiums for 1995 Supplemental Executive Retirement Plan life insurance by Elizabethtown for: A.M. Chapman $27,378; G.P. Brady $6,311 and W.M. Braswell $11,044.

                               E'TOWN CORPORATION

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND YEAR-END OPTION/SAR VALUES

     The following table provides information regarding the pre-tax value realized from the exercise of options and stock appreciation rights during 1998 and the value of unexercised in-the-money options and stock appreciation rights held at December 31, 1998 by the persons named in the Summary Compensation Table.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Value of all Outstanding
                                                                                Number of all Outstanding  In-the-Money Options/SARs
                                                                                Options/SARs at 12/31/98    at 12/31/98 Exercisable/
                       Shares Acquired on Exercise   Aggregate Value Realized  Exercisable/ Unexercisable        Unexercisable
    Name                           (#)                          ($)                        (1)                       (1)(2)
------------------------------------------------------------------------------------------------------------------------------------
Anne Evans Estabrook                --                          --                       32,500/0                  $592,500/0
------------------------------------------------------------------------------------------------------------------------------------
Andrew M. Chapman                5,300                       $130,751                    21,700/0                  $448,239/0
------------------------------------------------------------------------------------------------------------------------------------
Norbert Wagner                      --                          --                        8,000/0                  $162,000/0
------------------------------------------------------------------------------------------------------------------------------------
Gail P. Brady                    2,000                        $54,250                     1,000/0                  $20,250/0
------------------------------------------------------------------------------------------------------------------------------------
Walter M. Braswell                  --                          --                           --                        --
------------------------------------------------------------------------------------------------------------------------------------

(1) No Stock Appreciation Rights were granted under the 1987 Stock Option Plan, which expired in 1997.

(2) Based on the price of $47.375 per share, the closing price of the Common Stock on the New York Stock Exchange, Inc. on December 31, 1998.

     Pensions. Elizabethtown's non-contributory defined benefit retirement plan provides that a participant will receive an annual retirement benefit equal in amount to 1.6% of the participant's final average compensation for the highest four consecutive calendar years multiplied by the number of years of credited service (up to a maximum of 45). Remuneration covered under the retirement plan includes base wages only. Directors who are not also officers or employees do not participate.

     The following table shows annual pension benefits payable to employees, including officers, upon retirement at age 65, in various remuneration and years-of-service classifications. The compensation taken into account under a tax-qualified plan is subject to a maximum annual limit under the Internal Revenue Code of 1986, as amended, adjusted annually for cost of living increases ($150,000 in 1995 and 1996, and $160,000 in 1997, 1998 and 1999).

  Highest
Consecutive
 Four Year                                         Annual Benefits for Years of Service Indicated
  Average                                          ----------------------------------------------
Compensation     10 years       15 years      20 years       25 years       30 years       35 years       40 years       45 years
-------------    ----------    ----------    ----------      ----------     ---------      ---------      --------       --------
 $ 75,000        $12,000        $18,000        $24,000        $30,000        $36,000        $42,000        $48,000        $54,000
  100,000         16,000         24,000         32,000         40,000         48,000         56,000         64,000         72,000
  125,000         20,000         30,000         40,000         50,000         60,000         70,000         80,000         90,000
  150,000         24,000         36,000         48,000         60,000         72,000         84,000         96,000        108,000
  175,000         28,000         42,000         56,000         70,000         84,000         98,000        112,000        126,000
  200,000         32,000         48,000         64,000         80,000         96,000        112,000        128,000        144,000
  225,000         36,000         54,000         72,000         90,000        108,000        126,000        144,000        162,000
  250,000         40,000         60,000         80,000        100,000        120,000        140,000        160,000        180,000

     The annual benefit amounts shown above are not subject to any deduction for Social Security benefits or other offset amounts. The number of years of service now credited under the retirement plan (and the supplemental plans described below) are as indicated for the following officers: Anne Evans Estabrook, 11 years; Andrew M. Chapman, 9 years; Norbert Wagner, 35 years, Gail P. Brady, 27 years; and Walter M. Braswell, 18 years.

     Executive Officers of Elizabethtown and Properties, with the exception of the Chairman of the Board, are entitled to either a Supplemental Executive Retirement Plan ("SERP") benefit upon the attainment of the normal retirement age of 65, or a 1995 ("1995 SERP") benefit upon the attainment of the age of 62 with a minimum of 20 years service. The benefit payable under each of these plans is an amount equal to the difference between 65% for retirement at age 62 or 55% for retirement at age 62 of the average of annual base salary and incentive compensation payments as shown in the Salary, Bonus and Restricted Stock Awards Columns in the Summary Compensation Table for the thirty-six months prior to retirement and the regular pension benefit shown in the table above. Effective August 1998 the SERP and the 1995 SERP were amended to include incentive compensation payments as additions to base salary. The plans were also amended to provide that in the event of termination due to a change in control, a participant is credited with an additional 10 years of service for purposes of qualifying for the 1995 SERP. The 1995 SERP also provides life insurance equal to two times compensation if death occurs before age 55.

     The following table shows the annual benefit under each plan payable to executive officers upon retirement at age 65.


                     Average Annual                 Annual
                     Base Salary for             Supplemental
                    36 Months Prior           Executive Retirement
                     to Retirement                Benefit(1)
                     -------------                ----------
                       $ 75,000                    $ 45,000
                        100,000                      60,000
                        125,000                      75,000
                        150,000                      90,000
                        175,000                     105,000
                        200,000                     120,000
                        225,000                     135,000
                        250,000                     150,000
                        275,000                     165,000
---------
(1)  To be reduced by regular pension benefit shown in prior table.

     Change in Control Agreements. E'town has entered into agreements with Andrew M. Chapman and Anne Evans Estabrook that provide them with certain extended benefits in the event of a change in control (as defined in the agreements) of the Corporation. In the event of such change in control, Mr. Chapman and Mrs. Estabrook would be entitled, under the agreements, to receive salary, medical and other benefits, at the rates in effect prior to such termination for a period of 30 months thereafter. In addition, any incentive compensation awards due to Mr. Chapman prior to the change in control but not yet paid would be paid on the date of termination and any restricted stock due to Mr. Chapman or Mrs. Estabrook, but not vested at the time of the change in control would thereupon become vested. The agreements also provide that, if any payments are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code as a result of excess parachute payments, the Corporation shall gross-up the payments to be made so that the net amount shall be equal to the payments prior to the payment of any excise tax and any income taxes on the gross-up payment. The agreements expire on December 31, 1999, but are subject to automatic annual renewal unless the Corporation gives prior notice.

     In August 1998, E'town entered into Change in Control Agreements with other officers of Elizabethtown and Properties including the Executive Officers. These Change in Control Agreements contain similar terms and benefits as those for Andrew M. Chapman and Anne Evans Estabrook, except that (i) the participants are only entitled to receive certain extended benefits in the event that their respective employments are terminated by the Corporation (other than for cause) within three years following a change in control of the Corporation, (ii) the participants have the choice of either having the amounts payable pursuant to the agreements reduced, if necessary, to avoid excise tax applicable to "parachute payments" under the Federal tax laws or paying such excise tax, and
(iii) the payment and benefit period upon termination is 18 months.

     Employment Agreements. E'town and Elizabethtown have each entered into an employment agreement with Anne Evans Estabrook effective May 15, 1997. The agreements continue until the earliest of (i) mutual agreement of termination,
(ii) resignation, and (iii) any date on which Mrs. Estabrook no longer stands for re-election as a Director. In addition, the respective companies may terminate Mrs. Estabrook's employment for reasons of disability or cause (each as defined in the agreements).

     Section 16(a) Beneficial Ownership Reporting Compliance. During 1998, Joan Verplanck failed to file on a timely basis one Report on Form 4 required by
Section 16(a) of the Securities Exchange Act of 1934, as amended. That late report related to one transaction.


                           ELIZABETHTOWN WATER COMPANY

     Elizabethtown is a wholly-owned subsidiary of the Corporation. The Board of Directors of Elizabethtown consists of the Directors of the Corporation. Four of the Directors of Elizabethtown will stand for re-election: Thomas J. Cawley, Anthony S. Cicatiello, John Kean and Chester A. Ring, 3rd, and it is the intention of the Board of Directors of the Corporation to cause the Corporation to elect all of such persons as Directors of Elizabethtown. In addition, Robert
W. Kean, Jr. was appointed Chairman Emeritus and Director Emeritus in 1997 and Brendan T. Byrne and Henry S. Patterson, II were appointed Directors Emeriti of Elizabethtown.


                     IV. APPROVAL OF APPOINTMENT OF AUDITORS

     Deloitte & Touche LLP, Two Hilton Court, Parsippany, New Jersey 07054, independent certified public accountants, have been appointed by the Board of Directors, upon recommendation of the Audit Committee, to serve as independent auditors of the Corporation for the year ending December 31, 1999.

     The appointment of Deloitte & Touche LLP continues a relationship that began in 1950. Stockholder approval of this appointment is requested. If a majority of votes are cast against approval, the Board of Directors will reconsider the appointment.

     It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

                                V. OTHER BUSINESS

     Management does not intend to present and does not have any reason to believe that others will present at the 1999 Annual Meeting of Stockholders any item of business other than the proposals set forth herein. However, if other matters are properly presented for a vote, the proxies will be voted upon such matters in accordance with the judgment of the person acting under the proxies. Dissenting stockholders have no rights of appraisal with respect to the proposals set forth herein.

                              STOCKHOLDER PROPOSALS

     Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC. Should a stockholder intend to present a proposal at next year's Annual Meeting, it must be received by the Secretary of the Corporation (at 600 South Avenue, Westfield, New Jersey 07090) by no later than December 2, 1999 in order to be included in the Corporation's proxy statement and form of proxy relating to that meeting. Under the rules of the SEC, a stockholder submitting a proposal is required to be a record or beneficial owner of at least one percent or $1,000 in market value of Common Stock continuously for at least one year by the date the proposal is submitted, and he or she must continue to own such securities through the date of the meeting.


                                        On Behalf of the Board of Directors,
                                                Walter M. Braswell
                                                    Secretary

Westfield, New Jersey
March 31, 1999

                               E'TOWN CORPORATION
    Directions to the Annual Meeting at The Canal Road Water Treatment Plant
                                      [MAP]


FROM ROUTE 287:

Take Exit #12 (Weston Canal Road). At end of off ramp, make a left onto Weston Canal Road. Make third left onto Randolph Road. The entrance to the Plant is up ahead on the right. Follow driveway to parking lot.



FROM THE SOUTH:

Take Garden State Parkway North to Exit #127 onto Route 287 North. Take Route 287 to Exit #12 (Weston Canal Road). Follow directions as in "From Route 287" at left.



FROM THE NORTH:

Take Garden State Parkway South to Exit #129 onto Route 287 North. Take Route 287 to Exit #12 (Weston Canal Road). Follow directions as in "From Route 287" at left.



FROM NEW JERSEY TURNPIKE:

(ROUTE 95) Take Exit #10 onto Route 287 North. Take Route 287 to Exit #12 (Weston Canal Road). Follow directions as in "From Route 287" at left.

                               E'TOWN CORPORATION

               This Proxy is Solicited by the Board of Directors

             PROXY For Annual Meeting of Stockholders, May 20, 1999

     The undersigned hereby appoints ANDREW M. CHAPMAN and ANNE EVANS ESTABROOK, or any one of them with full power of substitution, attorneys, agents and proxies to vote on behalf of the undersigned all shares of Common Stock of E'TOWN CORPORATION which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Canal Road Water Treatment Plant, 701 Randolph Road, Somerset, New Jersey, on Thursday, May 20, 1999, at 10:00 A.M., or any adjournments thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholders. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

                        Continued, and to be signed and dated, on reverse side.




                        E'TOWN CORPORATION
                        P.O. BOX 11273
                        NEW YORK, N.Y. 10203-0273

                               E'TOWN CORPORATION
                                600 SOUTH AVENUE
                             WESTFIELD, NEW JERSEY 07090


Dear Stockholder:

The Annual Meeting of Stockholders of E'town Corporation wil be held at 10:00 a.m. on Thursday, May 20, 1999 at the Canal Road Water Treatment Plant, 701 Randolph Road, Somerset, New Jersey, for the following purposes.

       1. To elect four directors to the Board of Directors.
       2. To approve the appointment of Deloitte & Touche LLP as independent auditors.
       3. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

To be sure that your vote is counted, we urge you to complete and sign the proxy/voting instruction card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy does not affect your right to vote in person if you attend the meeting. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation.


                                         Sincerely,

                                         WALTER M. BRASWEL

                                         Secretary



March 31, 1999

1. ELECTION OF DIRECTORS:  FOR all nominees   WITHHOLD AUTHORITY to vote
                           listed below. [x]  for all nominees listed below.[x]
*EXCEPTIONS [x]

Nominees: Thomas J. Cawley, Anthony S. Cicatiello, John Kean and Chester A. Ring, 3rd.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box while that nominee's name in the space provided below.)

*Exceptions
           ---------------------------------------------------------------------

2. Approval of appointment of Delottle & Touche LLP as independent auditors.

3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

FOR  [x]        AGAINST  [x]      ABSTAIN  [x]

I plan to attend the meeting [x]

Change of Address and or Comments Mark Here [x]

The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancles, co-executors or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or
Guardian should give their full title.

Dated:
      ------------------------------------, 1999


------------------------------------------------
                   Signature

------------------------------------------------
                   Signature

Votes must be indicated
(x) in Black or Blue Ink.  [ ]

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.


                     Please Detach Here
       You Must Detach This Portion of the Proxy Card
        Before Returning it in the Enclosed Envelope